Exhibit 99.1

Press Release Dated July 17, 2013

NEWS RELEASE

July 17, 2013

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.5 million or $.41 per common share for the second quarter and $7.3 million or $.85 per common share for the first six months of 2013. Net income for the current quarter decreased $245 thousand or 6.5% compared with the linked quarter, which represents a decrease of $.03 per common share. Compared to a year earlier, net income increased $400 thousand or 12.7% for the current quarter and $883 thousand or 13.7% for the first six months. On a per common share basis, net income increased $.05 or 13.9% and $.11 or 14.9% over the prior-year three and six month periods, respectively.

“The overall result from the quarter is another positive step for our Company and shareholders,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Although loan balances are down $13.2 million from the prior quarter, $7.1 million or 54% of the decrease is attributed to a decline in nonperforming loans – primarily nonaccrual loans. Repossessed real estate is down $2.7 million or 5.4%, which includes $5.5 million of properties sold at book value” Mr. Hillard continues. “Total nonperforming assets are down $9.8 million or 9.4% during the quarter. Net loan charge offs were relatively low and the allowance for loan losses remains strong.”

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Nonaccrual loans	$21,259	$27,994	$27,408	$43,150	$54,598
Loans 90 days or more past due and still accruing	-	82	103	28	29
Restructured loans	26,238	26,529	26,349	26,449	17,540
Total nonperforming loans	47,497	54,605	53,860	69,627	72,167

Other real estate owned	46,465	49,130	52,562	47,480	39,566
Other foreclosed assets	-	-	-	-	16
Total nonperforming assets	$93,962	$103,735	$106,422	$117,107	$111,749

Ratio of total nonperforming loans to total loans (net of unearned income)	4.7%	5.4%	5.4%	6.8%	6.9%
Ratio of total nonperforming assets to total assets	5.2	5.8	5.9	6.3	6.0

Farmers Capital Bank Corporation * Page 1 of 6

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at March 31, 2013	$27,994	$26,529	$49,130
Loans placed on nonaccrual status	677	-	-
Loans restructured	-	32	-
Principal paydowns	(3,468)	(323)	-
Transfers to performing status	(56)	-	-
Transfers to other real estate owned	(3,557)	-	3,905
Charge-offs/write-downs	(331)	-	(1,029)
Proceeds from sales	-	-	(5,552)
Net gain on sales/other	-	-	11
Balance at June 30, 2013	$21,259	$26,238	$46,465

For nonaccrual loans, principal paydowns during the quarter include $2.8 million related to three commercial credits. Two of these paydowns totaling $2.4 million relate to loans secured by real estate. The decrease in other real estate owned during the quarter was led by the sale of three larger-balance properties with an aggregate carrying amount of $2.8 million. Out of the $2.8 million larger-balance properties sold, $1.8 million represents real estate development properties and $1.0 million represents commercial real estate. In total, the Company received proceeds of $5.6 million during the quarter from the sale of other real estate that resulted in a net gain of $11 thousand. Additions to other real estate owned during the quarter include properties in the aggregate amount of $3.1 million that previously secured three credits, of which $2.0 million relates to commercial real estate and $1.1 million to residential real estate. Each of these credits was classified as nonaccrual prior to the Company acquiring the underlying collateral.

The allowance for loan losses was $22.9 million or 2.28% of loans (net of unearned income) outstanding at June 30, 2013. At March 31, 2013 and year-end 2012, the allowance for loan losses was $23.6 million or 2.31% of net loans outstanding and $24.4 million or 2.43% of net loans outstanding, respectively. Net loan charge-offs were $257 thousand in the current three months, relatively unchanged from $250 thousand in the linked quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .03% and .02% in the current and linked quarters, respectively.

Second Quarter 2013 Compared to First Quarter 2013

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Net income was $3.5 million or $.41 per common share for the second quarter of 2013, a decrease of $245 thousand or $.03 per common share compared to the linked quarter. The decrease in net income is primarily attributed to higher net other real estate expenses of $593 thousand or 66.5% and a lower credit to the provision for loan losses of $270 thousand or 42.7%. All other pre-tax noninterest expenses decreased $380 thousand or 2.8%. Income tax expense decreased $191 thousand or 14.5%.

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The $593 thousand increase in net other real estate expenses was driven by higher operating costs related to repossessed properties of $339 thousand. Other real estate expenses for the quarter also include net gains on the sale of repossessed properties of $11 thousand compared to a net gain of $269 thousand for the linked quarter. Impairment charges were relatively unchanged at $1.0 million.

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The decrease in other noninterest expenses were made up primarily of the following declines: data processing and communications expense of $153 thousand or 13.9%, deposit insurance expense of $145 thousand or 22.6%, and salaries and employee benefits of $93 thousand or 1.3%.

●	Net interest income was relatively unchanged at $13.6 million in the comparison. Interest expense decreased $128 thousand or 4.0%, partially offset by lower interest income of $111 thousand or 0.7%.
●

Net interest margin was 3.40% for the current quarter, a decrease of four basis points from 3.44% in the linked quarter. Net interest spread was 3.23% and 3.27% in the current and linked quarter, respectively. Overall cost of funds decreased five basis points to 0.90%.

●

Noninterest income was relatively unchanged at $5.4 million, increasing $30 thousand or less than 1.0%. Nondeposit service charges, commissions, and fees increased $72 thousand or 6.0% and service charges and fees on deposits increased $58 thousand or 3.0%. The Company recorded a loss on the sale of investment securities of $60 thousand during the quarter and net gains from the sale of loans decreased $47 thousand or 13.9% related to lower sales volume.

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Income tax expense was $1.1 million for the current quarter, a decrease of $191 thousand or 14.5% compared to $1.3 million for the linked quarter. The effective income tax rates were 24.1% and 25.8% for the current and linked quarter, respectively.

Farmers Capital Bank Corporation * Page 2 of 6

Second Quarter 2013 Compared to Second Quarter 2012

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Net income was $3.5 million or $.41 per common share for the second quarter of 2013, an increase of $400 thousand or $.05 per common share compared to the second quarter of 2012. The more significant impacts on net income include the following: a decrease in the provision for loan losses of $1.7 million or 127%; a decrease from net gains on the sale of investment securities and legal expenses of $745 thousand or 109% and $329 thousand or 64.9%, respectively; an increase in net other real estate expenses and salaries and employee benefits of $781 thousand or 111% and $372 thousand or 5.4%, respectively; and an increase in income tax expense of $237 thousand or 26.6%.

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The decrease in the provision for loan losses is attributed to an overall improvement in the credit quality of the loan portfolio. Nonperforming loans, loans past due, and watch list loans have all declined as of June 30, 2013 compared to a year earlier. Historical loss rates have also improved as lower recent charge-off activity has replaced higher levels that spiked upward toward the early part of the Company’s rolling three year look-back period used when evaluating the allowance for loan losses.

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The Company recorded a $60 thousand net loss on the sale of investment securities in the current quarter compared with a net gain of $685 thousand a year earlier. The net loss for the current quarter is mainly attributed to premium amortization related to a single municipal bond that was called by the issuer in the current quarter. The net gain recorded in the prior year is attributed to normal asset/liability management strategies, whereby the Company periodically sells investment securities to lock in gains, increase yield, restructure expected future cash flows, and/or enhance its capital position.

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The $329 thousand decrease in legal expenses relates primarily to problem loans in the normal course of business. The second quarter of 2012 also includes $122 thousand related to registering the Company’s Series A preferred shares in order for them to be sold by the U.S. Treasury to third party investors.

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The $781 thousand increase in net other real estate expenses was driven by higher impairment charges and operating costs of $388 thousand or 60.5% and $268 thousand or 135%, respectively. Other real estate expenses for the quarter also include net gains on the sale of repossessed properties of $11 thousand compared to a net gain of $136 thousand for the prior year second quarter.

●	The $372 thousand increase in salaries and employee benefits is driven by a $284 thousand or 25.1% increase in benefit expenses primarily related to higher health insurance claims.
●

Net interest margin was 3.40% for the current quarter, an increase of 19 basis points from 3.21% in the same period of 2012. Net interest spread was 3.23% and 3.00% in the current and prior year second quarter, respectively. Overall cost of funds decreased 41 basis points to 0.90%.

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Income tax expense was $1.1 million for the current quarter, an increase of $237 thousand or 26.6% compared to $890 thousand for the same quarter of 2012. The effective income tax rates were 24.1% and 22.0% for the current and year-ago quarters, respectively.

Six-month Comparison

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Net income was $7.3 million or $.85 per common share for the first six months of 2013, an increase of $883 thousand or $.11 per common share compared to the same period of 2012. The increase in net income is primarily attributed to a decrease in the provision for loan losses of $3.3 million or 143% in the comparison, which offset lower noninterest income of $1.6 million or 12.8% and higher income tax expense of $1.2 million or 96.2%. Net interest income was up $595 thousand or 2.2%.

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The decrease in the provision for loan losses is attributed to the overall improvement in the credit quality of the loan portfolio. Nonperforming loans, loans past due, and watch list loans have all declined as of June 30, 2013 compared to a year earlier. Historical loss rates have declined as lower recent charge-off activity has replaced the higher levels that had been included in the early part of the Company’s rolling three year look-back period used when evaluating the allowance for loan losses.

Farmers Capital Bank Corporation * Page 3 of 6

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The larger components that drove the decrease in noninterest income are attributed to investment securities activity and income from company-owned life insurance. The Company recorded a $60 thousand net loss on the sale of investment securities for the current year compared with a net gain of $688 thousand a year earlier. The net loss for the current year is mainly attributed to premium amortization related to a single municipal bond that was called by the issuer. The net gain recorded in the prior year is attributed to normal asset/liability management strategies, whereby the Company periodically sells investment securities to lock in gains, increase yield, restructure expected future cash flows, and/or enhance its capital position. Income from company-owned life insurance for the prior year includes a nonrecurring gain in the amount of $529 thousand related to death benefit proceeds.

●

Noninterest expenses were relatively unchanged at $29.2 million, which represents an increase of $237 thousand or less than 1.0%. The more significant decreases include $372 thousand or 50.4% related to legal fees, $237 thousand or 46.7% attributed to intangible asset amortization, and $233 thousand or 17.0% for deposit insurance expense.

●

The decrease in legal expenses relates primarily to problem loans in the normal course of business. The prior year also includes $122 thousand related to registering the Company’s Series A preferred shares in order for them to be sold by the U.S. Treasury to third party investors. The decrease in intangible asset amortization is the result of actuarial determined reductions related to core deposit and customer relationship intangible assets arising from previous business transactions. Deposit insurance expense decreased mainly from the improved risk rating by the Federal Deposit Insurance Corporation of one of the Company’s bank subsidiaries. The improved rating reduced the assessment rate applicable in determining the amount payable for deposit insurance.

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The more significant increases in noninterest expense include $711 thousand or 42.7% related to other real estate and $575 thousand or 4.1% related to salaries and employee benefits. The increase in net other real estate expenses was driven by higher impairment charges of $912 thousand or 79.3% to adjust the carrying value down to estimated fair value less costs to sell. Other real estate expenses also include net gains on the sale of repossessed properties of $280 thousand compared to a net loss of $106 thousand for the prior year. The increase in salaries and employee benefits was driven by a $352 thousand or 14.6% increase in benefit expenses related primarily to higher health insurance claims.

●

Net interest margin was 3.41% for the first six months, an increase of 23 basis points from 3.18% for the same period of 2012. Net interest spread was 3.25% and 2.96% in the current and prior year period, respectively. Overall cost of funds decreased 45 basis points to 0.92%.

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Income tax expense was $2.4 million for the current six months, an increase of $1.2 million or 96.2% compared to $1.2 million for 2012. The effective income tax rates were 25.0% and 16.2% for the first six months of 2013 and 2012, respectively.

Balance Sheet

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Total assets were $1.8 billion at June 30, 2013, an increase of $3.1 million or 0.2% from March 31, 2013. Cash and cash equivalents increased $19.9 million or 25.6%, partially offset by a decrease in loans (net of unearned income) of $13.2 million or 1.3% and investment securities of $7.8 million or 1.4%. Other real estate owned decreased $2.7 million or 5.4%.

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A decrease in nonperforming loans accounted for 54.0% of the decrease in net loans during the current quarter. Nonperforming loans decreased $7.1 million or 13.0%, including principal paydowns of $3.8 million and reclassifying $3.6 million to other real estate owned upon repossession of related collateral.

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The decrease in investment securities was driven by a decline in the unrealized gain on available for sale securities in the amount of $15.8 million, partially offset by net purchases of $9.5 million. The decrease in the value of the available for sale securities portfolio during the quarter is attributed to a general shift downward in bond prices, particularly for the 5-10 year maturity periods. Lower bond prices during the quarter are primarily the result of the market’s response to changing perceptions about monetary tightening by the Federal Reserve through its level and timing of bond purchasing activity. The resulting higher rates also increased volatility, furthering the price declines. As market interest rates increase, the value of fixed rate investments decreases.

Farmers Capital Bank Corporation * Page 4 of 6

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Other real estate owned was $46.5 million at quarter end, a decrease of $2.7 million or 5.4% during the quarter. The decrease was driven by the sale of repossessed properties during the current quarter having an aggregate recorded investment of $5.5 million.

●

Total deposits increased $7.7 million or 0.6% in the linked quarter comparison. Interest bearing deposit balances increased $4.3 million or 0.4% and noninterest bearing deposits increased $3.4 million or 1.4%.

●	Short-term borrowings increased $3.1 million or 12.1% primarily related to short-term repurchase agreements with commercial depositors in the normal course of business.
●

The allowance for loan losses was $22.9 million or 2.28% of loans outstanding (net of unearned income) at June 30, 2013 compared to $23.6 million or 2.31% at March 31, 2013. Net loan charge-offs were $257 thousand and $250 thousand for the current three months and linked quarter, respectively. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .03% and .02% in the current and linked quarters, respectively.

●	The ratio of nonperforming loans to loans outstanding (net of unearned income) improved to 4.7% at June 30, 2013 compared to 5.4% at March 31, 2013.
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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the Company’s market areas, overall loan demand, changes in the level of nonperforming assets, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights-Unaudited (In thousands except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income	$16,631	$16,742	$18,087	$33,373	$36,497
Interest expense	3,038	3,166	4,720	6,204	9,923
Net interest income	13,593	13,576	13,367	27,169	26,574
Provision for loan losses	(362)	(632)	1,341	(994)	2,318
Net interest income after provision for loan losses	13,955	14,208	12,026	28,163	24,256
Noninterest income	5,441	5,411	6,412	10,852	12,440
Noninterest expenses	14,722	14,509	14,401	29,231	28,994
Income before income tax expense	4,674	5,110	4,037	9,784	7,702
Income tax expense	1,127	1,318	890	2,445	1,246
Net income	$3,547	$3,792	$3,147	$7,339	$6,456

Net income	$3,547	$3,792	$3,147	$7,339	$6,456
Less preferred stock dividends and discount accretion	487	485	480	972	958
Net income available to common shareholders	$3,060	$3,307	$2,667	$6,367	$5,498

Basic and diluted net income per common share	$.41	$.44	$.36	$.85	$.74

Averages
Loans, net of unearned interest	$1,012,267	$1,005,775	$1,041,927	$1,009,039	$1,050,012
Total assets	1,802,628	1,793,359	1,866,154	1,798,019	1,872,753
Deposits	1,398,435	1,395,328	1,422,278	1,396,890	1,428,272
Shareholders’ equity	171,396	168,999	163,262	170,204	161,331

Weighted average shares outstanding – basic and diluted	7,473	7,470	7,454	7,471	7,450

Return on average assets	.79%	.86%	.68%	.82%	.69%
Return on average equity	8.30%	9.10%	7.75%	8.70%	8.05%

	June 30, 2013	March 31, 2013	December 31, 2012
Cash and cash equivalents	$97,589	$77,726	$95,855
Investment securities	562,326	570,122	573,928
Loans, net of allowance of $22,943, $23,563, and $24,445	981,823	994,414	980,550
Other assets	155,882	152,272	156,899
Total assets	$1,797,620	$1,794,534	$1,807,232

Deposits	$1,402,515	$1,394,809	$1,410,810
Federal funds purchased and other short-term borrowings	28,810	25,705	24,083
Other borrowings	176,174	176,229	178,267
Other liabilities	26,556	27,200	26,051
Total liabilities	1,634,055	1,623,943	1,639,211

Shareholders’ equity	163,565	170,591	168,021
Total liabilities and shareholders’ equity	$1,797,620	$1,794,534	$1,807,232

End of period tangible book value per common share[1]	$17.75	$18.69	$18.35
End of period per common share closing price	21.69	18.80	12.25

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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